Exhibit 3.1.1

Articles of Amendment of
the Restated Articles of Incorporation of
Dynex Capital, Inc.

Pursuant to the provisions of Section 13.1-710 of the Code of Virginia, Dynex Capital, Inc., a Virginia corporation (the “Corporation”), desires to amend its Restated Articles of Incorporation, to the extent and in the manner set forth herein and certifies the following in connection therewith:

1.     Name of Corporation. The name of the Corporation is Dynex Capital, Inc.

2.     Amendments. The amendments adopted are as follows:

A.     Article III of the Corporation’s Restated Articles of Incorporation is amended by replacing the first paragraph under the caption “Common Stock” in such Article with the following (such amendment, “Amendment No. 1”):

The number of shares of Common Stock that the Corporation shall have the authority to issue shall be 90,000,000 shares of Common Stock with the par value of $.01 each.

B.     Article III of the Corporation’s Restated Articles of Incorporation is amended by inserting the following as new third, fourth, and fifth paragraphs under the caption “Common Stock” in such Article (such amendment, “Amendment No. 2” and, together with Amendment No. 1, the “Amendments”):

As of 11:59 p.m., Richmond, Virginia time, on June 20, 2019 (the “Effective Time”), every three shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time and held by each holder, shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, par value of $.01 each, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described in the next paragraph (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional interest in a share of Common Stock as a result of the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash (without interest) from the Corporation in lieu of such fractional interest an amount equal to the product of (i) the closing price per share of the Common Stock as reported on the New York Stock Exchange (or any other exchange or system on which the Common Stock is then listed, traded or quoted) on the day of the Effective Time and (ii) the fraction of one share owned by such holder.

Each certificate that, immediately prior to the Effective Time, represented shares of the Common Stock (the “Old Certificates”) shall thereafter represent the number of shares of Common Stock into which the shares of Common

Stock represented by the Old Certificates shall have been combined, subject to the elimination of fractional share interests as provided above.

3.     Date of Adoption. The Amendments were adopted by the Board of Directors of the Corporation on February 26, 2019.

4.
Shareholder Approval.

A.     Amendment No. 1 was recommended by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation on May 14, 2019 in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia. The designation, number of outstanding shares entitled to be cast by each voting group entitled to vote separately on Amendment No. 1 was:

Designation	Number of Outstanding Shares	Number of Votes Entitled to Be Cast
Common Stock, par value $.01 per share	71,063,690	71,063,690

The total number of votes cast for and against Amendment No. 1 by each voting group entitled to vote separately on Amendment No. 1was:

Voting Group	Votes “For”	Votes “Against”
Common Stock, par value $.01 per share	53,429,913	8,914,262

The number of votes cast for Amendment No. 1 by each voting group entitled to vote separately on Amendment No. 1 was sufficient for approval of Amendment No. 1 by that voting group.

B.
Amendment No. 2 was recommended by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation on May 14, 2019 in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia. The designation, number of outstanding shares entitled to be cast by each voting group entitled to vote separately on Amendment No. 2 was:

Designation	Number of Outstanding Shares	Number of Votes Entitled to Be Cast
Common Stock, par value $.01 per share	71,063,690	71,063,690

The total number of votes cast for and against Amendment No. 2 by each voting group entitled to vote separately on Amendment No. 2 was:

Voting Group	Votes “For”	Votes “Against”
Common Stock, par value $.01 per share	52,707,276	10,210,978

The number of votes cast for Amendment No. 2 by each voting group entitled to vote separately on Amendment No. 2 was sufficient for approval of Amendment No. 2 by that voting group.

5.Effective Date. Pursuant to Section 13.1-606 of the Code of Virginia, the effective time and date of these Articles of Amendment shall be 11:59 p.m. Eastern Time on June 20, 2019.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer.

Dated:     June 17, 2019             Dynex Capital, Inc.

By:	/s/ Stephen J. Benedetti

Name:	Stephen J. Benedetti

Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer